UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HOLOGIC, INC.

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March 1, 2018

To Our Stockholders:

On March 14, 2018, we will be holding our 2018 Annual Meeting of Stockholders (the “Annual Meeting”). A number of proposals will be presented for your consideration and approval at the Annual Meeting, all of which are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”). We encourage you to read the proxy statement in its entirety for detailed information regarding all of the proposals.

Institutional Shareholder Services Inc. (“ISS”), a proxy advisory firm, has issued a recommendation that stockholders vote against ratification of our named executive officers’ compensation, or “say-on-pay” (Proposal 2), a recommendation that we believe is not warranted.

Special Retention Equity Grant.

ISS takes issue with the special retention equity grant made to our CEO, Stephen P. MacMillan, in November of 2017, which they say is linked to performance goals that lack rigor. In their analysis, ISS overlooks Mr. MacMillan’s value to the Company and seems to assess the award and related performance goals in a vacuum without meaningful context and perspective.

Notably, another prominent proxy advisory firm considered the special retention equity grant in its analysis, noted the thorough explanation in the proxy statement as to why the grant was necessary, and recommended a vote FOR the Company’s say-on-pay proposal.

Background of the grant. The appointment of Mr. MacMillan as our CEO in fiscal 2014 is a critical part of our success. His leadership and vision are at the core of our significantly improved performance, and we believe it is his continued commitment to driving sustainable long-term growth and investing in our people and products that will help secure our success as we move into the future.

In light of his long track record of success, other larger medical device companies have expressed interest over time in hiring Mr. MacMillan to serve as Chief Executive Officer. In October 2017, Mr. MacMillan received such an offer from a large medical device company. The independent members of the Company’s Board of Directors considered the potential for disruption to Hologic and its business as well as the impact on stockholder value should Mr. MacMillan leave, and determined that it was in the best interests of Hologic and its stockholders to retain him as Chairman, President and Chief Executive Officer. Accordingly, the independent members of the Board, after careful consideration and discussions with Mr. MacMillan and the Compensation Committee’s compensation consultant, awarded Mr. MacMillan the special retention equity grant, all of which is performance-based and on the same terms as the annual equity grants awarded to senior executives for fiscal 2018. Mr. MacMillan formally declined the other more substantial offer, reaffirmed his commitment to Hologic, and remains as Hologic’s Chairman, President and Chief Executive Officer.

Investor reaction to the grant. Following disclosure of the special performance-based retention equity grant, the Company reached out to ten of its largest stockholders, representing more than 50% of our outstanding shares, to discuss the grant. In addition, the Company had numerous conversations on the subject with stockholders and investment analysts as part of its normal investor relations activities. Feedback from stockholders and investment analysts regarding the grant – and most particularly, the retention of Mr. MacMillan – has been overwhelmingly positive. Stockholders recognize Mr. MacMillan’s value to the Company and support the decision of the independent members of the Board to award the performance-based grant and retain Mr. MacMillan, and note the negative effect his departure could have had on the Company and its valuation. As evidence of this, the day after we disclosed the special performance-based retention grant, our stock traded up approximately 3% on heavy volume, while the broader U.S. market was flat.

Grant structure. Of the $30 million special retention equity grant value:

•	$10 million is in the form of performance stock units (“PSUs”) subject to return on invested capital (“ROIC”) metrics;

•	$10 million is in the form of PSUs subject to relative total shareholder return metrics (“relative TSR”);

•	$10 million is in the form of options.

PSUs are subject to a three-year performance period and thus do not vest for three years, if at all. Options vest in equal annual installments over four years. If the Company does not meet the minimum ROIC and relative TSR threshold targets for the PSUs, none of the PSUs granted to Mr. MacMillan as part of this retention grant will vest. If the Company’s share price does not exceed the exercise price of the options, they will have no value. Mr. MacMillan was afforded no special treatment with respect to the structure of the grants, including performance goals, which are identical to those set for the fiscal 2018 annual grants awarded to senior executives.

Performance goals. We disagree with the assertion by ISS that the performance goals associated with Mr. MacMillan’s special retention equity grant lack rigor and the concern that Mr. MacMillan will continue to receive annual equity grants during the vesting period of the special award. Specifically, ISS notes that the ROIC target was lowered for fiscal 2018 grants as compared to fiscal 2017 grants, the relative TSR target is set “only” at median and the relative TSR portion of the award may pay above target even if TSR is negative as there is no absolute component to the construct.

ROIC. With respect to the ROIC target, context is important. The setting of executive compensation does not occur in a vacuum – nor should it be assessed in one. Our Compensation Committee is quite thoughtful and deliberate in constructing compensation programs, including the setting of performance goals.

For fiscal 2017 grants, as ISS notes, the Committee raised the ROIC target 200 basis points from 12% to 14%, a very aggressive goal. The Committee believed the increase was warranted given the Company’s performance at the time and as well as future opportunities for efficiencies.

For fiscal 2018 grants (including the special retention equity grant), as ISS also notes, the Committee decreased the ROIC target 100 basis points from 14% to 13%. Again, this decision was not made in a vacuum. During fiscal 2017, the Company divested its higher-margin blood screening business and acquired the lower-margin (but higher growth) medical aesthetics business, with an eye toward driving sustainable long-term growth. As a result, at the beginning of fiscal 2018 (when the FY2018-2020 target was set), the Company had a very different profile than it did at the beginning of fiscal 2017 (when the FY2017-2019 target was set) – all of which was considered by the Compensation Committee when setting the fiscal 2018 performance goals, as is appropriate. ISS makes no mention of these transformative events.

We also think it makes sense to take a step back and consider how far the Company has come since it began utilizing PSUs linked to ROIC goals. When the Company introduced ROIC goals in fiscal 2014, threshold ROIC was 8.5%, target ROIC was 10%, and ROIC of 11% was required for maximum payout. For fiscal 2018, the threshold ROIC of 12% is higher than the maximum payout trigger of 11% for fiscal 2014. This represents significant ROIC improvement in a short period of time.

Relative TSR. With respect to relative TSR generally, the Committee adopted this metric in fiscal 2017 with a view to continuing to employ balanced and diverse metrics appropriate to the Company. It appears we are being penalized for this effort.

In the relative TSR construct, setting target at median is a majority practice. The Committee may consider altering this in the future if our shareholders express concern and if the Committee determines appropriate.

With respect to our lack of an absolute component in our TSR construct, we note that relative TSR is intended to be just that – relative. If the Company’s stock outperformed the other companies in its peer group over the three-year performance period, but the market declined for reasons completely unrelated to the Company’s business, we don’t believe that executives should be punished. To do so seems short-sighted, and we believe our investors are with the Company for the long-term. Also, from what we understand, keeping relative TSR relative, without an absolute component is the majority practice. Again, if investors have concerns with this construct, we are happy to discuss.

Continued annual grants. ISS also expresses concern that Mr. MacMillan will continue to receive annual equity grants during the vesting period of the special retention equity grant. Yes, he will. Mr. MacMillan is contractually entitled to annual equity grants per his employment agreement. The special retention equity grant does not change that. Even if this were not the case, it is unclear what retentive value the special grant would have if it were merely in lieu of annual grants.

ISS notes with some concern that the value of Mr. MacMillan’s fiscal 2018 annual grant increased versus his fiscal 2017 annual grant. What they failed to note is that this increase, which is dictated by the terms of his employment agreement, is based on the 12% increase in adjusted net income in fiscal 2017. As an aside, we note that in September 2016, Mr. MacMillan’s employment agreement was amended to add adjusted net income as a check on adjusted EPS such that increases in his annual equity grant value would be based on the lower growth of the two metrics, and decreases in his annual equity grant value would be based on the larger decline of the two metrics.

Ancillary items

Perquisites. ISS states that the Company provided Mr. MacMillan with “sizable perquisites that are not specifically enumerated relating to, among other things, a temporary housing allowance (which has since been discontinued), an automobile allowance, and reimbursement of expenses related to the company’s annual salesforce reward trip.” We note that the “non-enumerated” perquisites totaled $61,290 and also included a 401(k) match and insurance premiums. The housing allowance was $1,923; automobile allowance was $19,572; sales force reward trip value was $8,348; 401(k) match was $10,800; and insurance premiums were $18,775. We note that Mr. MacMillan’s total perquisites decreased in fiscal 2017 as compared to fiscal 2016 (and fiscal 2015).

STIP individual accomplishments. ISS states that the proxy does not disclose the CEO’s performance under the individual performance component or what accomplishments were included in his assessment. The proxy does disclose Mr. MacMillan’s individual performance objectives, which include strengthening the pipeline and international business and revenue growth, among other things. In the executive summary of the CD&A, the very positive pipeline progress, as well as significant international growth are discussed.

Conclusion

One of the fundamental responsibilities of a Board of Directors is to act in the best interests of a company and its shareholders. In approving a special retention equity grant to Mr. MacMillan, our Board of Directors did just that. If Mr. MacMillan were to have left the Company, shareholders very likely would have suffered a significant loss in their holdings.

Mr. MacMillan has had a unique role in our turnaround, returning the business to growth and winning support of Carl Icahn and other activists. Not only did he personally recruit the Company’s four Division Presidents and other senior executives, but he is one of the 30 largest shareholders of the Company, when taking into account his vested but deferred equity. His interests are very much aligned with those of our shareholders, and we believe he is critical to the Company’s long-term success. The Board believes that the special retention equity grant to Mr. MacMillan was appropriate in light of the potential for business disruption and decrease in stockholder value were Mr. MacMillan to accept the offer of employment elsewhere and leave the Company.

We ask that you vote FOR the Company’s say-on-pay proposal (Proposal 2), and we thank you for your consideration and continued support.

Stockholders can obtain the definitive proxy statement, and any amendments or supplements to the proxy statements and other documents filed by Hologic with the U.S. Securities and Exchange Commission (the “SEC”) for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the proxy statement are also available for free at Hologic’s website at www.hologic.com. In addition, stockholders can obtain a copy of the definitive proxy statement, and any amendments and supplements to the definitive proxy statement, by contacting our Corporate Secretary at Hologic, 250 Campus Drive, Marlborough, MA 01752. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Hologic’s stockholders is available in the definitive proxy statement filed on Schedule 14A with the SEC on Friday, January 26, 2018.